Alcoa and subsidiaries                                 EXHIBIT 11


         Computation of Earnings (Loss) per Common Share
               For the three months ended March 31
               (in millions, except share amounts)


                                                    1996             1995
                                                ------------     ------------
 1.  Income applicable to common stock*                $177.7           $193.3

 2.  Weighted average number of common shares
     outstanding during the period                175,612,108      178,669,937

 3.  Primary earnings per common share
     (1 divided by 2)                                   $1.01            $1.08

 4.  Fully diluted earnings (1)                        $177.7           $193.3

 5.  Shares issuable under compensation plans          26,044           31,113

 6.  Shares issuable upon exercise of dilutive
     outstanding stock options (treasury stock
     method)                                        1,516,732          759,199

 7.  Fully diluted shares (2 + 5 + 6)             177,154,884      179,460,249

 8.  Fully diluted earnings per common share
     (4 divided by 7)                                   $1.00            $1.08


*  After preferred dividend requirement


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